EXHIBIT 99.1

Platform Specialty Products Corporation Closes Acquisition of Chemtura AgroSolutions Business and Syndicated $405 Million of Term Loans Facility

- Transaction expected to be immediately accretive to Platform's adjusted earnings, pre-synergies

- Benefits of transaction further strengthened by Platform's complementary acquisitions of Agriphar and, when completed, Arysta

- Platform will have a highly-differentiated, asset-lite agricultural business with leading positions in more than 100 countries

MIAMI, Nov. 3, 2014 (GLOBE NEWSWIRE) -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, announced today that it has closed its previously-announced acquisition of Chemtura AgroSolutions ("CAS") business for a purchase price of approximately $1 billion.

Through this acquisition, along with the acquisitions of Agriphar, which was completed on October 1, 2014, and Arysta, which is expected to be completed in the first quarter of 2015, Platform's agrochemicals footprint will span more than 100 countries. Platform's agrochemicals offering will include a comprehensive portfolio of traditional and non-traditional crop solutions that is uniquely positioned to meet a diverse set of challenges faced by growers around the world. Platform expects to realize more than $65 million in synergies through the combination of CAS, Arysta, and Agriphar over the next three years.

Daniel H. Leever, Platform's Chief Executive Officer, commented, "This marks the closing of our second of three acquisitions in the crop protection space. Bringing together the highly complementary businesses of Agriphar, CAS, and Arysta will cement Platform as a leader in this high-growth space and enable us to offer some of the most specialized and effective solutions to growers around the world. The asset-lite, high-touch business models, combined with the highly-accretive nature of these acquisitions, positions us to drive growth and create incremental value for our shareholders."

"This is a transformative milestone for CAS as joining Platform provides us with new resources and opportunities to optimize all aspects of our business," stated Nelson Gibson, President of CAS. "The enhanced footprint and product registration portfolio resulting from Platform's acquisitions in the agrochemicals space will create a truly unique offering and value proposition that customers around the world will not be able to find elsewhere."

Frank J. Monteiro, Platform's Chief Financial Officer, commented, "During the period between signing and closing, the overall business continued to perform to expectations and allowed the Platform team with the time required to ensure that integration infrastructure would be in place for day one operations and projected synergies to be realized."

Simultaneously with the closing of the CAS acquisition, Platform amended its credit agreement and borrowed an additional $130 million through an increase in its tranche B term loan facility and an additional €205 million through the establishment of a new tranche of euro denominated term loans, which borrowings were used to fund a portion of the cash consideration for the CAS acquisition. Certain of Platform's newly acquired and historical foreign subsidiaries, and certain new U.S. subsidiaries, became guarantors and pledged collateral under the credit agreement in connection with this amendment.

About Chemtura AgroSolutions

Chemtura AgroSolutions offers seed treatment and crop protection in niche markets across seven major product lines—seed treatments, insecticides, miticides, herbicides, fungicides, plant growth regulators and adjuvants. The business sells more than 1,500 product registrations through its attractive portfolio of category-leading brands, such as Acramite®, Dimilin®, Omite®, Pantera®, Vitavax, and Rancona™, for application in high-value cash crop end markets. With approximately 2,000 customers in more than 100 countries globally, Chemtura AgroSolutions has significant exposure to high-growth market segments and geographies, such as Brazil and China. Similar to Platform, Chemtura AgroSolutions takes an "asset-lite, high-touch" approach to product innovation and technical service, enabling it to efficiently meet rising demand and capitalize on the favorable long-term secular outlook for crop yield.

About Platform

Platform is a global producer of high-technology specialty chemicals and provider of technical services. The business involves the manufacture of a broad range of specialty chemicals, created by blending raw materials, and the incorporation of these chemicals into multi-step technological processes. These specialty chemicals and processes are sold into multiple industries including agricultural, electronics, graphic arts, metal and plastic plating, and offshore oil production and drilling. More on Platform is available at www.platformspecialtyproducts.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements regarding Platform's ability to close the proposed Arysta acquisition, and to successfully integrate and obtain the anticipated results and synergies from its consummated and future acquisitions, including, but not limited to, the recently completed Agriphar and CAS acquisitions and the proposed Arysta acquisition. Actual results could differ from those projected in any forward-looking statements due to numerous factors, including, among others, market and other general economic conditions and Platform's perception of future availability of equity or debt financing needed to fund its growing business. These forward-looking statements are made as of the date of this press release and are based on management's estimates and assumptions with respect to future events and financial performance. Platform assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ from those projected in such forward-looking statements. A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including under the heading "Risk Factors" in Platform's annual report on Form 10-K for the fiscal year ended December 31, 2013 and quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2014.

CONTACT: Source/Investor Relations Contact:

         Frank J. Monteiro
         Platform Specialty Products Corporation- CFO
         +1-203-575-5850

         Media Contacts:

         Liz Cohen
         Weber Shandwick
         +1-212-445-8044

         Kelly Gawlik
         Weber Shandwick
         +1-212-445-8368